As filed with the Securities and Exchange Commission on May      , 2002

Registration No. 333__

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

US DATAWORKS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	5090	84-1290152

(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer

Incorporation or Organization)	Classification Code Number)	Identification Number)

5301 Hollister Road, Suite 250
Houston, Texas 77040-6100
Tel: (713) 934-3856
(Name, Address, Telephone Number and Facsimile Number of Agent For Service of Process)

Copies of all Communications to:

DAVID L. FICKSMAN, ESQ.
SHERI M. WATTS, ESQ.
Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, California 90067-4164
Tel: (310) 282-2167
Fax: (310) 282-2192

Approximate Date of Proposed Sale to the Public:

As soon as possible after the Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class	Amount	Proposed Maximum	Proposed Maximum	Amount
of Securities	To Be	Offering Price	Aggregate Offering	of
To Be Registered	Registered (1)	Per Unit (4)	Price	Registration Fee

Common Stock underlying the 9¾% Convertible Debenture	5,000,000(2)	$.15	$750,000	$69

Common Stock underlying the Warrants issued in connection with the 9¾% Convertible Denbenture	25,000,000(3)	$.15	$3,750,000	$345

Total	30,000,000	$.15	$4,500,000	$414

(1)	The shares of common stock being registered are offered by certain security holders of US Dataworks, Inc. See “Selling Security Holders”. Pursuant to the terms of the Securities Purchase Agreement, dated March 29, 2002, US Dataworks is registering 250% of the shares of common stock issuable upon conversion of the 9¾% Convertible Debenture, based on the closing price of our common stock on May 8, 2002 and shares issuable upon exercise of the warrants issued in connection with the 9¾% Convertible Debenture. See “Recent Transactions” and “Selling Security Holders”. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”) the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by US Dataworks in connection with the conversion and exercise of Convertible Debenture and the warrants. Such number of shares is subject to adjustment and could be materially less than such estimated amount depending upon factors that cannot be predicted by US Dataworks at this time, including, among others, the future market price of the common stock. This presentation is not intended to constitute a prediction as to the future market price of the common stock or as to the number of shares of common stock issuable upon exercise of the convertible debenture.

(2)	Represents: (i) 2,000,000 shares issuable upon conversion of the 9¾% Convertible Debenture, and (ii) 3,000,000 for reserve shares that may be needed to account for market fluctuations in the price of the common stock prior to the conversion of the 9¾% Convertible Debenture.

(3)	Represents: (i) 22,000,000 shares issuable upon exercise of the Warrants, and (ii) 3,000,000 shares for reserve shares that may be needed to account for market fluctuations in the price of the common stock prior to exercise of the Warrants.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PART I

INFORMATION REQUIRED IN PROSPECTUS

         The selling security holders may not sell the common stock registered hereby until the registration statement filed with the Securities and Exchange Commission is effective. The common stock may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

         We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

         This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules to the Registration Statement that are excluded from this Prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the Registration Statement, including the exhibits and schedules, as described in the previous paragraph.

INCORPORATION BY REFERENCE

         The Securities and Exchange Commission, or SEC, allows us to incorporate by reference into this prospectus the information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we terminate the offering of these shares:

         •     Our Annual Report on Form 10-KSB for the year ended March 31, 2001, filed with the SEC on July 13, 2001;

         •     Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, filed with the SEC on August 20, 2001;

         •     Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, filed with the SEC on November 19, 2001; .

         •     Our Quarterly Report on Form 10-QSB for the quarter ended December 31, 2001 filed with the SEC on February 19, 2002; and

         •     Our Definitive Schedule 14C filed with the SEC on February 26, 2002.

         •     Our Form 8-K filed with the SEC on April 16, 2001, as amended on Form 8-K/A on June 15, 2001.

         You may request a copy of these documents, at no cost, by written or oral request to: US Dataworks, Inc. Attn: Secretary; 5301 Hollister Road, Suite 250, Houston, TX 77040-6100.

         This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

         PROSPECTUS

US DATAWORKS, INC.

30,000,000 Shares of Common Stock

         The 30,000,000 shares of common stock par value $.0001 being offered by this prospectus are being offered by the selling security holders listed on page 8. The common stock offered by this prospectus is issuable to the selling security holders upon the conversion of the 9¾% Convertible Debenture issued to them on March 29, 2002, in a private placement relating to the sale of $300,000 in the principal amount of our 9¾% Convertible Debenture due March 29, 2004 and also upon the exercise of warrant to purchase up to 20,000,000 shares of our common stock issued in connection with the Convertible Debenture.

         Our common stock trades on the American Stock Exchange, also called the AMEX, under the trading symbol “UDW”. On May 8, 2002, the closing bid for our common stock as reported on the AMEX was $.22 per share.

         This investment involves risk. See “Risk Factors” beginning on page 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or determined that this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

Subject to Completion, Dated May __, 2002

RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES TO BE REGISTERED
EXHIBIT 3.1
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 4.3
EXHIBIT 4.4
EXHIBIT 5.1
EXHIBIT 23.1

CORPORATE INFORMATION

         Our corporate offices are located at 5301 Hollister Rd., Suite 250, Houston, TX 77040-6100. Our telephone number at that location is (713) 934-3856. The URL for our website is http://www.usdataworks.com.

         This summary highlights information contained elsewhere or incorporated by reference in this prospectus. Accordingly, it does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the information under “Risk Factors” and the consolidated financial statements and the notes thereto included elsewhere in this prospectus before making an investment decision. Unless the context otherwise requires, references to “we,” “us” or “our” refer collectively to US Dataworks and its subsidiaries.

Overview

The Company

         We are a provider of in-house check conversion software systems. Since the National Automated Clearing House Association’s 1997 authorization of check conversion, we have become one of the industry’s leaders for Automated Clearing House (“ACH”) return processing and micro-encoding line parsing with our Returnworks and MICRworks products. MICRworks is a Windows-based system that is fully integrated with Thomson Financial Publishing's EPICWare database to enable remote captured and Internet-initiated ACH debits as a stand-alone system. Additionally, it serves as the backend facilitator to handle the Magnetic Ink Character Recognition (MICR) conversion and authentication process. Our MICRworks product provides companies with the capability to offer their Internet customers another option for payment via the web. With MICRworks, merchants can accurately originate ACH items to send to the bank. Our Returnworks product is client/server architecture, platform independent, and creates standard NACHA files to be sent to the designated financial institution for origination to the Federal Reserve. Returnworks also eliminates manual processing on return items. Returnworks is multi-company and/or multi-location capable. With our Returnworks product, each client or location has the opportunity to define processing options that meet their unique requirements, including decision rules and resubmit instructions.

         Our products allow clients to handle conversion in-house, on standard Windows machines, without the risk and expense of an out-sourcing. The architecture of our products greatly reduces the need for retrofitting and system’s integration. For example, Returnworks is already available as an interoperating module for CheckFree’s PEP+ ACH system. Additionally, our products are frequently refined through collaboration with partners and customers, resulting in an ongoing reduction in customization. All our solutions are NACHA compliant for all standard entry class codes, including ARC, POP, RCK, TEL, and WEB.

         We sell our products both domestically and internationally to manufacturers and distributors and, to a lesser extent, directly to end-users for a wide range of applications. We sell our products to consumers through hardware and building products distributors and mass merchandisers. Our major commercial markets include the automotive, automotive supply, building and construction, steel, machinery and general manufacturing industries.

Recent Developments

         On March 26, 2002, we changed our name from “SonicPort, Inc.” to “US Dataworks, Inc.” and moved our main operations to 5301 Hollister Road, Suite 250, Houston, TX 77040-6100 (713) 934-3856.

This Offering

Securities being offered by the Selling Security Holder	30,000,000 shares of our common stock issuable upon conversion of the convertible debentures or upon exercise of the warrant.

Interest Rate on the debenture	The debenture will bear interest at an annual rate of 9¾%. Interest is payable on the 15th of each month in exercise commencing May 15, 2002.

Maturity Date	March 29, 2004.

Conversion rights	Holders may surrender and convert all or part of the debenture to shares of our common stock at any time prior to the close of business on the maturity date at a conversion price each of the lesser of $.26 or 76% of the lowest market price during the thirty (30) trading days prior to the holder’s election to convert.

Optional Redemption	We may redeem the debenture, in whole, at anytime after this registration statement has been declared effective by the SEC. The price of the redemption will vary depending on the closing price of our common stock on the date of redemption.

Ranking	The debentures are unsecured and subordinate to any existing and future indebtedness.

Exercise of the warrant	The warrant may only be exercised concurrently with a conversion of the debenture and then for only that number of shares equal to (ten) times the number of shares issued to the holder on that conversion date; or subsequent to the redemption of the debenture.

Exercise price of the warrant	(i) The exercise price of the warrant prior to redemption of the debenture is the lesser of $.26; 76% of the lowest market price during the thirty (30) trading days prior to the holder’s election to exercise after redemption; or the price paid to correct the corresponding portion of the debenture.

(ii) If the debenture redemption has been redeemed, the exercise price shall be:

For a period of 6 months from the date of the debenture redemption, the exercise price shall be the exercise price on the date of redemption, as computed under subsection (i) above.

After 6 months from the date of the debenture redemption: (x) if the closing price of the common shares on the date of exercise is less than the closing price of the common shares on the redemption date, the exercise price shall be the lesser of the exercise price on the date of redemption or the exercise price on the date of exercise, both as computed under subjection (i) above; (y) if the closing price of the common shares on the date of exercise is higher than the close price of the common shares on the redemption date, the exercise price shall be the exercise price on the date of redemption, as computed under subsection (i) above.

Use of Proceeds	We will not receive any proceeds from the sales of the shares of common stock being offered by the selling security holders. We will receive the proceeds from the exercise of the warrants, when and if any warrants are exercised. We will use any proceeds for working capital.

Trading	Our common stock is listed on the American Stock Exchange under the symbol “UDW”

Risk Factors	All of the shares of Common Stock offered hereby involve a high degree of risk. See “Risk Factors.”

RISK FACTORS

         You should carefully consider the risks described below before making an investment in US Dataworks. The risks and uncertainties described below are not the only ones facing US Dataworks, and there may be additional risks that we do not presently know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks actually occurs our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY.

         We have a limited operating history and we are in our emerging stages. There can be no assurance that we will continue to develop or will be able to meet our objectives, or that there will be a market for our products and services, or that we will continue to operate at a profit. We face a number of risks encountered by early-stage companies, including:

         •     the uncertainty of market acceptance of our services;

         •     our need to introduce reliable and robust products and services that meet the demanding needs of customers;

         •     our need to expand our marketing, sales and support organizations, as well as our distribution channels; and

         •     our ability to anticipate and respond to market competition; our need to manage expanding operations.

THE MARKETS FOR OUR PRODUCTS ARE CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGIES, EVOLVING INDUSTRY STANDARDS, FREQUENT NEW PRODUCT INTRODUCTIONS AND SHORT PRODUCT LIFE CYCLES.

         We expect our success to depend, in substantial part, on the timely and successful introduction of new products and services and upgrades of current products to comply with emerging industry standards and to operate with products of other suppliers, and to address competing technological and product developments carried out by others. The success of products depends on a number of other factors including the timely introduction of such products, market acceptance of new technologies and industry standards, the pricing and marketing of such products, and the availability of funding. An unanticipated change in one or more of the technologies affecting our products could have a material adverse effect on our business, results of operations, and financial condition if we fail to respond in a timely and effective manner to such changes.

WE OPERATE IN A COMPETITIVE INDUSTRY AND WE MAY NOT HAVE ADEQUATE RESOURCES TO MARKET OUR PRODUCTS IN ORDER TO COMPETE SUCCESSFULLY.

         Competition in the software development industry is intense. We expect that we will face additional competition from existing competitors and from a number of companies that have entered or may enter our existing and future markets. Some of our current and potential competitors have greater financial (which includes the ability to provide customer financing in connection with the sale of its products), marketing and technical resources. Increased competition could result in price reductions, reduced profit margins and loss of market share, each of which could have a material adverse effect on our business, results of operations, and financial condition.

FLUCTUATIONS IN OPERATING RESULTS, GENERAL INDUSTRY, MARKET CONDITIONS AND GROWTH RATES.

         Our results of operations for any quarter or year are not necessarily indicative of results to be expected in future periods. Our future operating results may be affected by various trends and factors that must be managed in order to achieve favorable operating results. The inability to forecast these trends and factors could have a material adverse effect on our business, results of operations, and financial condition. Our operating results have historically been and are expected to continue to be subject to quarterly and yearly fluctuations as a result of a number of factors. These factors include:

         •     the introduction and market acceptance of new technologies; and

         •     variations in costs and the mix of products sold.

         In addition, there are trends and factors beyond our control, which may affect our operations. Such potential trends and factors include:

         •     adverse changes in the conditions in the specific markets for our products;

         •     visibility to, and the actual size and timing of, capital expenditures by our customers;

         •     governmental regulation or intervention affecting software development.

         As a consequence, operating results for a particular period are difficult to predict. Any of the above factors could have a material adverse effect on our business, results of operations, and financial condition.

COMPETITION FOR PERSONNEL IN THE SOFTWARE DEVELOPMENT INDUSTRY IS INTENSE.

         We believe that our future success depends in part on our continued ability to hire, assimilate and retain qualified personnel. To date, we believe that we have been successful in recruiting and retaining qualified employees. However, we may not be successful in retaining or recruiting qualified employees in the future and a failure to do so could have a material adverse effect on our business, results of operations, and financial condition.

OUR STOCK PRICE IS VOLATILE.

         Our common stock has experienced, and may continue to experience, substantial price volatility, particularly as a result of variations between our actual or anticipated financial results and the published expectations of analysts and as a result of announcements by our competitors and us. In addition, the stock market has experienced extreme price fluctuations that have affected the market price of many technology companies in particular and that have often been unrelated to the operating performance of these companies. A major decline in the capital markets generally, or in the market price of our securities may negatively impact our ability to make future strategic acquisitions, raise capital, issue debt, or retain employees. These factors, as well as general economic and political conditions, may in turn have a material adverse effect the market price of our common shares.

OUR FUTURE SUCCESS IS DEPENDENT UPON OUR ABILITY TO RETAIN KEY MANAGEMENT.

         Our success is dependent upon the continued services of our Chief Executive Officer and upon the skills, experience and efforts of our key marketing and other management personnel. The loss of the continued services of any of these individuals could have a negative effect on our business.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE DEBENTURE COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

         Our obligation to issue shares upon conversion of the debenture is essentially limitless. The following is an example of the amount of shares of our common stock that is issuable upon conversion of the debenture based on market prices 25%, 50% and 75% below the market price, as of May 8, 2002 of $.15.

			Number of Shares	Percentage of
% Below Market	Price Per Share	Discount of 24%	Issuable	Outstanding Stock

25%	$.11	$.08	3,750,000	7%

50%	$.08	$.06	5,000,000	9%

75%	$.04	$.03	10,000,000	17%

As illustrated, the number of shares of common stock issuable upon conversion of the debenture will increase if the market price of our stock declines which will cause dilution to our existing stockholders.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE DEBENTURES AND EXERCISE OF THE WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

         The issuance of shares upon conversion of the debenture and exercise of the warrants may result in substantial dilution to the interests of other holders since the selling security holder may ultimately convert and sell the full amount issuable on conversion. Although the selling security holder may not convert its debenture and/or exercise its warrants into more than 10% of our outstanding common stock, this restriction does not prevent the selling security holder from converting and/or exercising some of its holdings, selling the common shares issuable upon conversion or exercise and then converting the rest of its holdings.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF THE DEBENTURES MAY ENCOURAGE OTHERS TO MAKE SHORT SALES OF OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

         The debenture which we issued is convertible into shares of our common stock at a 24% discount to the trading price of the common stock. The downward pressure on the price of the common stock as the selling security holder converts and sells common stock could encourage short sales by others. This could place further downward pressure on the price of the common stock.

WE MAY NOT CONTINUE TO MEET THE LISTING REQUIREMENTS FOR CONTINUED LISTING OF OUR COMMON STOCK ON THE AMEX.

If we fail to continue to satisfy the maintenance criteria for listing our common stock on the AMEX, the AMEX may delist our common stock from trading. There is no assurance that our common stock will continue to satisfy the requirements for listing on the AMEX. Delisting of our common stock may have an adverse impact on the market price and liquidity of our common stock.

WE HAVE A HISTORY OF OPERATING LOSSES AND WILL INCUR LOSSES IN THE FUTURE.

         We may never generate sufficient revenue to achieve profitability. We have incurred operating losses in each quarter since we commenced operations. We expect to continue to devote substantial resources to our research and development and sales and marketing activities. As a result, we expect that we will continue to incur operationing losses for the foreseeable future. If we do not raise additional capital our operations may be curtailed.

FORWARD-LOOKING STATEMENTS

         Certain statements in this prospectus and incorporated herein by reference, that are not related to historical results, including statements regarding our business strategy and objectives and future financial position, are forward-looking statements within the meaning of the federal securities laws. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, we cannot assure that they will prove to be accurate. Actual results could be substantially different from those discussed in the forward-looking statements, due to a variety of factors, including unforeseen changes in regulatory policies, competition from other similar businesses, market factors and general economic conditions. All forward-looking statements contained in this prospectus are qualified in their entirety by this statement.

USE OF PROCEEDS

         We have registered this common stock because of registration rights granted to the selling security holders. We will not receive any proceeds from the issuance of common stock to the selling security holders. However, we will receive the proceeds from the exercise of the warrants, when and if exercised. The proceeds received from the exercise of the warrants will be used for working capital.

SELLING SECURITY HOLDERS

         The following table sets forth certain information concerning the resale of the shares of common stock by the selling security holder. We will not receive any proceeds from the resale of the common stock by the selling security holder. We will receive proceeds from the exercise of the warrants, when and if exercised. Assuming all the shares registered below are sold by the selling security holder, the selling security holder will not continue to own any shares of our common stock.

         The following table also sets forth the name of the person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by such person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock such person will own after the offering, assuming they sell all of the shares offered.

Total Shares
	of Common	Total
	Stock	Percentage
	Issuable Upon	of Common
	Conversion of	Stock,	Shares of	Beneficial	Percentage of
	Debenture	Assuming	Common Stock	Ownership	Common Stock
	and/or	Full	Included in	Before the	Owned Before
Name	Warrants(1)	Conversion(2)	Prospectus	Offering	Offering

La Jolla Cove	22,000,000	30%	30,000,000	0	0%

Investors, Inc.	shares		shares

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debenture is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1)	Because the number of shares of common stock issuable upon conversion of the debenture is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling security holder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 10% of the then issued and outstanding shares of common stock. As a result of the contractual agreement not to exceed 10% beneficial ownership, the selling stockholder does not believe it is a control person as defined in the Exchange Act or is required to file a Schedule 13D.

(2)	Common stock issuable upon conversion of the debenture, or exercise of the warrants, is deemed outstanding for purposes of computing the percentage of the person holding such debenture or warrant, but is not deemed outstanding for purposes of computing the percentage for any other person. Percentages based on 50,580,702 shares of common stock outstanding as of May 8, 2002 and assuming a conversion price of $.15 per share.

PLAN OF DISTRIBUTION

         The selling security holder and any of its pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling security holder will sell any or all of the common stock in this offering. The selling security holder may use any one or more of the following methods when selling shares:

         Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account; an exchange distribution following the rules of the applicable exchange; privately negotiated transactions; short sales or sales of shares not previously owned by the seller; Broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share; and a combination of any such methods of sale; or any other lawful method.

         Broker-dealers engaged by the selling security holder might arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a selling security holder in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commissions from the purchaser in amounts to be negotiated. The selling security holder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         Underwriter Status

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be considered to be “underwriters” within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

         Because the selling security holder is deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements.

         We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling security holders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. The selling shareholder has agreed to indemnify US Dataworks and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

         If we are notified by the selling security holder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling security holder and the broker-dealer.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

         As of the date of this prospectus, the authorized capital stock consists of 100,000,000 shares $0.0001 par value, per share of common stock of which 50,580,702 shares are issued and outstanding. There are approximately 1200 shareholders of record.

Common Stock

         All shares of common stock have one vote and vote together as a single class. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the Directors.

         Upon liquidation, dissolution or winding up, our assets, after the payment of our liabilities, will be distributed pro rata to the holders of the common stock. The holders of the common stock do not have preemptive rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares.

         Holders of common stock are entitled to share equally in dividends when, as and if declared by our board of directors, out of funds legally available for the payment of dividends. We have not paid any cash dividends on the common stock, and it is unlikely that any dividends will be declared in the foreseeable future.

9¾% Convertible Debenture due March 29, 2004

         The securities being offered by the selling security holder represent shares of common stock that are issuable upon the conversion of the convertible debenture and upon the exercise of the warrants that we issued in a private offering on March 29, 2002. The debenture is for an aggregate principal amount of $300,000 with interest of 9¾% payable monthly in arrears commencing May 15, 2002 and quarterly thereafter.

         The debenture is convertible into our common stock at a rate equal to the lower of (a) one hundred twenty-five percent (125%) of the Market Price on the Trading Day prior to the Closing Date; or (b) seventy-six (76%) of the lowest Market Price during the thirty (30) Trading Days prior to Holder’s election to exercise. However, the debenture may not be converted into common stock, if the note holder and any affiliate would, as a result, beneficially own more than 10% of our issued and outstanding shares of common stock.

         At any time after this registration statement has been declared effective, we may redeem the debenture in whole in cash as follows:

(i)	If the closing price of our common stock is less than $0.45 on the date of the redemption, for one hundred fifteen percent (115%) of the outstanding principal amount of the debenture plus accrued and unpaid interest.

(ii)	If the closing price of one common stock is $0.45 or greater on the date of the redemption, for one hundred thirty percent (130%) of the outstanding principal amount of the debenture plus accrued and unpaid interest.

Warrant

         Five-year warrant to purchase up to 20,000,000 shares of our common stock were issued to La Jolla Cove Investors, Inc. The warrant was issued in connection with the Securities Purchase Agreement, dated as of March 29, 2002. The warrant may only be exercised concurrently with a conversion of the debenture and then only for that number of shares equal to 10 (ten) times the number of shares issued to the holder on that conversion date; or redemption of the debenture. The exercise price of the warrant will vary based upon whether or not the convertible debenture has been redeemed.

(i)	If the debenture has not been redeemed, the warrant is exercisable at a purchase price equal to the lesser of (a) one hundred twenty-five percent (125%) of the Market Price on the Trading Day prior to the Closing Date; (b) seventy-six (76%) of the lowest Market Price during the thirty (30) Trading Days prior to Holder’s election to exercise; or (c) the price paid to convert the corresponding portion of the debenture.

(ii)	If the debenture redemption has been redeemed, the exercise price shall be:

(a)	For a period of 6 months from the date of the debenture redemption, the exercise price shall be the exercise price on the date of redemption, as computed under subsection (i) above.

(b)	After 6 months from the date of the debenture redemption: (x) if the closing price of the common shares on the date of exercise is less than the closing price of the common shares on the redemption date, the exercise price shall be the lesser of the exercise price on the date of redemption or the exercise price on the date of exercise, both as computed under subsection (i) above; (y) if the closing price of the common shares on the date of exercise is higher than the closing price of the common shares on the redemption date, the exercise price shall be the exercise price on the date of redemption, as computed under subsection (i) above.

Registration Rights

         We agreed to file a Registration Statement to register under the Securities Act not less than 250% of the Shares issuable upon exercise of the warrants and upon conversion of the debenture and the debenture. This prospectus is a part of that Registration Statement. We agreed to pay all expenses for registration of the securities. In addition, we agreed to comply with all necessary state securities laws so as to permit the sale of the common stock by the investors.

         We agreed to use our best efforts to cause this Registration Statement to become effective within 120 days of March 29, 2002. We also agreed that, if this Registration Statement has not been declared effective by the specified date, the discount multiplier for calculating the conversion price of the debenture and the exercise price of the warrant will decrease from 76% by 3% per month or part thereof until the registration statement is decleared effective. The conversion price of the debenture will be reduced by 10% for each 30-day period that the registration statement is not effective. Additionally, the holder may demand repayment of one hundred and fifty percent (150%) of the principal amount of the debenture, together with all accrued and unpaid interest thereon, in cash, at any time prior to this registration statement being declared effective or during the period that this registration statement is not effective, such repayment to be made within three (3) business days of such demand. In the event that the debenture is so accelerated, in addition to the repayment of one hundred and fifty percent (150%) of the principal amount together with accrued interest as aforesaid, we must immediately issue and pay, as the case may be, to the holder 50,000 shares of our common stock and $15,000 for each thirty (30) day period, or portion thereof, during which the principal amount, including interest thereon, remains unpaid, with the monthly payment amount to increase to $20,000 for each thirty (30) day period, or portion thereof, after the first ninety (90) day period. If, however, the holder does not elect to accelerate the debenture, we must issue or pay, as the case may be, to holder 50,000 Shares of our common stock and $15,000 for each thirty (30) day period, or portion thereof, that the Registration Statement is not effective, with the monthly payment amount to increase to $20,000 for each thirty (30) day period, or portion thereof, after the first ninety (90) day period.

         Pursuant to the Securities Purchase Agreement, the Selling Security holder may transfer the debenture and/or warrants under certain circumstances. Such transferees may also be Selling Security holders under this prospectus. One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act of 1933 to set forth the required information regarding any additional Selling Security holders.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

         Our Articles of Incorporation limit the liability of directors to the maximum extent permitted by Nevada law. In addition, our bylaws require us to indemnify our directors and officers, and allow us to indemnify our other employees and agents to the fullest extent permitted by law. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification. If we permit indemnification for liabilities arising under the Securities Act to directors, officers or controlling persons under these provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.

US DATAWORKS, INC.

Prospectus

PART II

Item 15.      Indemnification of Directors and Officers

         The Company’s Articles of Incorporation include provisions, which limit the liability of our directors. As permitted by applicable provisions of the Nevada Law, directors will not be liable to US Dataworks for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director’s duty to US Dataworks or our stockholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of US Dataworks or our stockholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to US Dataworks or our stockholders, or that show a reckless disregard for duty to US Dataworks or our stockholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to US Dataworks or our stockholders, or (iii) based on transactions between US Dataworks and our directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of Nevada Law. This limitation of directors’ liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission.

         The Company has been advised that it is the position of the Commission that insofar as the provision in US Dataworks’s Articles of Incorporation, as amended, may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

Item 14.      Other Expenses of Issuance and Distribution

         The Company is not issuing any common stock under this Registration Statement. All common stock registered pursuant to this Registration Statement is being registered on behalf of selling security holders. The Company has agreed to pay all costs of this Registration Statement. The estimated expenses for the distribution of the common stock registered hereby, other than underwriting commissions, fees and Representative’s nonaccountable expense allowance are set forth in the following table:

Item	Amount

SEC Registration Fee	$500

Transfer Agent Fees	250

Legal Fees	10,000

Accounting Fees	1,000

Printing and Engraving Costs	1,000

Miscellaneous	500

Total	$13,250

Item 16.      Exhibits

Exhibit
Number	Description

3.1	Certificate of Amendment of Articles of Incorporation.*

3.2	Bylaws; Incorporated by reference to the Exhibits to the 10-KSB filed with the Commission on June 10, 1999.

4.1	Securities Purchase Agreement dated as of March 29, 2002, by and between US Dataworks, Inc. and La Jolla Cove Investors, Inc.*

4.2	Common Stock Purchase Warrant dated as of March 29, 2002, by and between US Dataworks, Inc. *

4.3	9¾% Convertible Debenture Due March 29, 2004.*

4.4	Registration Rights Agreement dated as of March 29, 2002.*

5.1	Opinion Regarding Legality*

23.1	Consent of Independent Accountants*

23.2	Consent of Legal Counsel; contained in exhibit 5.1

• Filed herewith.

Item 28.      Undertakings

         The undersigned Registrant hereby undertakes as follows:

         (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement.

         (2)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (3)  For purposes of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

         (4)  For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

US DATAWORKS, INC.

Dated: May 10, 2002	By:	/s/ Richard Shapiro Richard Shapiro Secretary

         Pursuant to the requirements of the Securities Act of 1933, as amended, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

By:	/s/ Charles Ramey Charles Ramey President, CEO and Director	Dated: May 10, 2002

By:	/s/ Richard Shapiro Richard Shapiro Secretary, Chief Financial Officer	Dated: May 10, 2002

By:	/s/ Stanton Dodson Stanton Dodson Director, Chairman of the Board	Dated: May 10, 2002

By:	/s/ Joe Abrell Joe Abrell Director	Dated: May 10, 2002

By:	/s/ Ray Wong Ray Wong Director	Dated: May 10, 2002

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